Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 30, 2015 (except for Note 2 in the previously filed 2015 financial statements, which is not presented in the 2016 Annual Report on Form 10-K, regarding the adoption of ASU 2015-03, Interest - Imputation of Interest (Subtopic 835-30), as to which the date is February 23, 2016) with respect to the consolidated financial statements and schedules included in the Annual Report of VEREIT Operating Partnership, L.P. (formerly ARC Properties Operating Partnership, L.P.) on Form 10-K for the year ended December 31, 2016.  We consent to the incorporation by reference of said report in the Registration Statements of VEREIT Operating Partnership, L.P. on Form S-3 (File No. 333-211204-01).

  /s/ GRANT THORNTON LLP

Phoenix, Arizona
February 22, 2017